Exhibit 99.(a)(5)(B)

TAL Education Group Announces Completion of the Put Right Offer for Its
2.50% Convertible Senior Notes due 2019

Beijing, China, May 15, 2017 — TAL Education Group (NYSE: TAL), a leading K-12 after-school tutoring services provider in China (“TAL” or the “Company”), today announced that it has completed its previously announced put right offer relating to its 2.50% Convertible Senior Notes due 2019 (the “Notes”). The put right offer expired at 5:00 p.m., New York City time, on Friday, May 12, 2017. Based on information from Citibank, N.A. as the paying agent for the Notes, no principal amount of the Notes were validly surrendered and not withdrawn prior to the expiration of the put right offer. The aggregate purchase price of such Notes was nil.

Materials filed with the Securities and Exchange Commission (the “SEC”) will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, http://en.100tal.com/investor/.

About TAL Education Group

TAL Education Group is a leading K-12 after-school tutoring services provider in China. The acronym “TAL” stands for “Tomorrow Advancing Life,” which reflects our vision to promote top learning opportunities for Chinese students through both high-quality teaching and content, as well as leading edge application of technology in the education experience. TAL Education Group offers comprehensive tutoring services to students from pre-school to the twelfth grade through three flexible class formats: small classes, personalized premium services, and online courses. Our tutoring services cover the core academic subjects in China’s school curriculum including mathematics, English, Chinese, physics, chemistry, and biology. The Company’s learning center network includes 507 physical learning centers as of February 28, 2017, located in 30 key cities in China: Beijing, Shanghai, Guangzhou, Shenzhen, Tianjin, Wuhan, Xi`an, Chengdu, Nanjing, Hangzhou, Taiyuan, Zhengzhou, Chongqing, Suzhou, Shenyang, Jinan, Shijiazhuang, Qingdao, Changsha, Luoyang, Nanchang, Ningbo, Wuxi, Fuzhou, Hefei, Changchun, Guiyang, Xiamen, Lanzhou and Dalian. We also operate www.jzb.com, a leading online education platform in China. Our ADSs trade on the New York Stock Exchange under the symbol “TAL.” We changed the symbol from “XRS” to “TAL” effective December 1, 2016.

Investor Relations Contact

Mei Li
Investor Relations
TAL Education Group
Tel: +86 10 52926658
Email: ir@100tal.com

Caroline Straathof
IR Inside
Tel: +31 6 5462 4301
Email: info@irinside.com